Exhibit 99.1

Staffing 360 Solutions Names Alicia Barker to its Board of Directors

New York, NY – March 29, 2017 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), (“STAF 360” or “the Company”), a staffing solutions company executing an international buy-and-build strategy in the U.S. and the U.K., today announced that Alicia Barker will join its Board of Directors, effective April 1, 2018, filling the vacancy created by the departure of Matt Briand earlier this year. Ms. Barker will join as an independent director, and her appointment brings the number of independent directors to four of five total Board members.

Ms. Barker brings over two decades of extensive human resources expertise to her new role. Currently she serves as Principal of Act II Consulting, a business she opened in 2016 that provides human resources consulting and professional coaching services to individuals and corporations.   Ms. Barker previously served as Senior Vice President, Human Resources at Barker, a full-service advertising agency where she led talent procurement and executive development. She also served on the executive team as Vice President, Human Resources at Hudson North America, a global talent solutions company where she led human resources efforts for 37 offices in North America, and Vice President, Human Resources, at Grey Group, a global advertising and marketing agency with 432 offices, in 96 countries. Before that, Ms. Barker was Human Resources Director at Icon/Nicholson, which designs, develops, and produces prepackaged computer software. Over the past several years, Ms. Barker has held Board positions on not for profit Boards in her local community.

Brendan Flood, Chairman and CEO of STAF 360, stated, “We are pleased to welcome Alicia to our Board.  Her expertise and leadership in human resources will be of great value as we continue to execute on our buy-and-build strategy, and advance towards our objective of becoming a $500 million revenue company within the next two years.”

Alicia Barker said, “I am delighted to join STAF 360’s board and look forward to working alongside my fellow directors, as we continue to achieve new milestones and to deliver on the Company’s stated strategy.”

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Contacts:

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and CEO

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com /+1 (646) 507-5711